EXHIBIT 99

                                                         For: Avatex Corporation
                                                         Contact: Edward Massman
                                                         Chief Financial Officer
                                                                  (214) 365-7450

FOR IMMEDIATE RELEASE

                         AVATEX ANNOUNCES TRANSACTION
                      TO ALIGN ALL SHAREHOLDER INTERESTS


      DALLAS, TX - APRIL 14, 1998 -- AVATEX CORPORATION (NYSE: AAV) and its wholly-owned subsidiary, Xetava Corporation, today announced that they have entered into a definitive merger agreement under which Avatex will merge with and into Xetava and Avatex's existing common and preferred stockholders will receive new common stock of Xetava, which upon consummation of the merger will be renamed Avatex Corporation. Pursuant to the merger agreement, each share of Avatex common stock will be converted into one-half share of Xetava common stock, each share of Avatex convertible preferred stock will be converted into
4.1249 shares of Xetava common stock, and each share of Avatex Series A preferred stock will be converted into 3.7271 shares of Xetava common stock. Following consummation of the merger, common stockholders of Avatex will own approximately 26.9%, and preferred stockholders of Avatex will own approximately 73.1%, of Xetava's outstanding common stock (exclusively of options previously granted under Avatex's existing stock option plan, which will be assumed by Xetava in the merger).

      The merger agreement has been approved by the board of directors of Avatex, which believes that the transaction will align all shareholder interests and is fair to and in the best interests of Avatex and its stockholders. In approving the merger agreement, the Avatex board considered numerous factors relating to Avatex's business, prospects and financial condition and also received the opinion of Gordian Group, L.P., the investment banking firm retained by the board, that as more fully set forth in the text of the opinion the consideration to be received by the holders of Avatex's common stock, convertible preferred stock and Series A preferred stock, respectively, pursuant to the merger is fair to such holders, from a financial point of view. Consummation of the merger is conditioned upon, among other requirements, (i) approval of the transaction by the holders of a majority of the outstanding shares of Avatex common stock, (ii) effectiveness of a registration statement to be filed with the Securities and Exchange Commission with respect to the shares of Xetava common stock that will be issued in the merger,



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AVATEX ANNOUNCES TRANSACTION TO ALIGN ALL SHAREHOLDER INTERESTS
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and (iii) approval of the listing of such shares on the New York
Stock Exchange.

      Abbey J. Butler and Melvyn J. Estrin, Co-Chairmen and Co-Chief Executive Officers of Avatex, stated that "Avatex has made substantial progress in the past fiscal year in stabilizing the company's financial position and increasing the values of its assets. The next step in restoring Avatex's viability and business prospects is the consummation of the proposed merger, which in our opinion is the best method for aligning the interests of the company's equity owners and enabling the company to further protect, develop and realize on its existing investments."

      Avatex will schedule a special meeting of its common stockholders to vote on the merger after its proxy statement/prospectus is available for mailing. Avatex currently expects the meeting to take place in June 1998. The Avatex board also determined that the company would not make the April quarterly dividend payments on its convertible preferred stock and Series A preferred stock.

      Avatex is a holding company that, along with its subsidiaries, owns interests in other corporations and partnerships. Through Phar-Mor, Inc., its 39% owned subsidiary, Avatex is involved in operating a chain of retail discount drug stores devoted to the sale of prescription and over-the-counter drugs, health and beauty aids and other general merchandise.

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